UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                                 ---------

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported) -- June 17, 1997


                            FIFTH THIRD BANCORP
            (Exact Name of Registrant as Specified in Charter)


                                   Ohio
              (State or Other Jurisdiction of Incorporation)
                                  0-8076
                           (Commission File Number)
                                31-0854434
                     (IRS Employer Identification No.)

                       38 Fountain Square Plaza
                        Cincinnati, Ohio  45263
           (Address of Principal Executive Office) (Zip Code)


    Registrant's telephone number, including area code -- (513) 579-5300

Item 5.   Other Events.

     On June 17, 1997, Fifth Third Bancorp ( Fifth Third ) announced that its Board of Directors had approved a common stock dividend in the form of a 3-for-2 stock split with respect to its common stock, no par value, and an increase in its quarterly cash dividend to $.33 per share of common stock ($.22 per share on a post-split basis). The stock dividend and the cash dividend will be paid on July 15, 1997 to shareholders of record as of June 30, 1997. Any fractional shares created by the stock dividend will be paid in cash based on the closing price on the June 30, 1997 record date.

     As previously announced and as more fully described in Fifth Third's registration statement on Form S-4 (File No. 333-27357), Fifth Third has agreed to acquire Suburban Bancorporation ("Suburban") pursuant to a merger whereby each share of Suburban common stock was to be converted into
 .24357 of a share of Fifth Third common stock. By virtue of Fifth Third's announced 3-for-2 stock split, which split will be effective prior to consummation of the merger, the exchange ratio will be adjusted such that each share of Suburban common stock will be converted into .36536 of a share of Fifth Third common stock, subject to further adjustment in certain circumstances as specified in the applicable transaction documents.

     On June 17, 1997, Fifth Third also announced that it will continue buying back up to five million of its shares of common stock under its repurchase plan announced in December 1996. Fifth Third has purchased 100,000 shares through June 17, 1997 and may accelerate the timing of its purchases over the next 12 months. Fifth Third recently completed its repurchase of $250 million of its shares under another stock repurchase plan announced in January 1997.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIFTH THIRD BANCORP


Date:     June 24, 1997                 By:  /s/ Paul L. Reynolds
                                             Paul L. Reynolds
                                             Assistant Secretary